Exhibit 99.1

NEWS RELEASE Contact: Joanna Clark Phone Number: 617-969-9192 Email: globalscape@corporateink.com

GLOBALSCAPE® MAIL EXPRESS® ENABLES SECURE EMAIL ATTACHMENTS OF

UNLIMITED SIZE

New Mail Express Release Provides Secure Means of Sharing Big Data

SAN ANTONIO, TX – August 28, 2013 — GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, announced a significant enhancement to Mail Express®, an award-winning software solution that enables users to send and receive large files of any size on demand, using Microsoft Outlook or a web browser. Mail Express now allows users to send sensitive files of unlimited size easily and transparently, without resorting to unapproved and potentially insecure methods such as USB drives or social media sites.

“Email attachments continue to grow in size and number while email system infrastructure struggles to keep up,” said Doug Conyers, Sr. Vice President of Engineering. “When the typical user tries to send large files via the approved means and encounters errors, they often revert to workarounds that are fraught with security and privacy issues that ultimately put the business at risk,” Conyers continued. “We’ve successfully transmitted multi-terabyte attachments, which is well beyond the operating range of typical competing approaches to sending email attachments. With Mail Express, if you have the bandwidth, you can send the data, regardless of size.”

In addition to freeing users of email size limits and transmitting email attachments securely, Mail Express also provides increased benefits for the IT organization by offering greater visibility into email-based file movement across the enterprise, including robust tracking and auditing. Mail Express allows for centralized policy management so that IT can enforce specific policies on each user’s email account. And finally, Mail Express reduces costs by offloading expensive email attachments to less expensive storage.

For more information on Globalscape, please visit www.globalscape.com.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT Server, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.